Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of WestMountain Index Advisor, Inc., of our report dated March 31, 2011 to the consolidated financial statements of WestMountain Index Advisor, Inc., as of December 31, 2010 and 2009, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the ended December 31, 2010 and 2009 and the period from inception to December 31, 2010. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

Date: August 12, 2011	By:	/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP Englewood, Colorado